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Exhibit 3.9

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                 VIRTGAME CORP.
                             A DELAWARE CORPORATION


         The undersigned, Bruce Merati, hereby certifies that:

         1. He is the duly elected and acting Chief Executive Officer of VirtGame Corp., a Delaware corporation (the "Company").

         2. The Company, in its Certificate of Incorporation, has authorized 10,000,000 shares of preferred stock, $0.00001 par value per share (the "Preferred Stock"), 3,300 of which have been designated Series A Preferred Stock and are issued and outstanding as of the date of this Certificate of Designations.

         3. Pursuant to authority given by the Company's Certificate of Incorporation, the Board of Directors of the Company has duly adopted substantially the following recital and resolution:

         WHEREAS, Article 4 of the Certificate of Incorporation of the Company, as amended, authorizes this Company to issue 10,000,000 shares of Preferred Stock issuable from time to time in one or more series, 3,300 of which have been designated Series A Preferred Stock and are issued and outstanding as of the date of this Certificate of Designations.

         RESOLVED, the Board of Directors hereby determines that it is in the best interests of this Company to designate 10,000 shares of Preferred Stock as Series B Preferred Stock upon the following terms and conditions:

         Section 1. DESIGNATION. The second series of Preferred Stock shall be designated and known as "Series B Preferred Stock." The number of authorized shares constituting such series shall be 10,000. The Series B Preferred Stock shall have a par value of $0.00001 per share.

         Section 2. DEFINITIONS. For the purposes of this Certificate of Designations, in addition to the terms defined elsewhere in this Certificate of Designations, (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Subscription Agreement and (b) the following terms shall have the meanings indicated below:

                  "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States.

                  "CHANGE OF CONTROL TRANSACTION" means the occurrence, after the date hereof, of any of (i) an acquisition by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, or (ii) a replacement at one time or within a three (3) year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or
(ii).


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                  "CLOSING DATE" shall mean December 31, 2003.

                  "CLOSING PRICE" means (i) if the Common Stock is traded on a securities exchange, the average of the closing prices of the Common Stock on each Trading Day over which the Closing Price is being determined, (ii) if the Common Stock is traded over-the counter, the average of the closing bid prices quoted on the OTC Bulletin Board system (or similar system) on each Trading Day over which the Closing Price is being determined, or (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, then the Fair Market Value determined by the Company's Board of Directors in good faith.

                   "COMMON STOCK" shall mean the Company's $0.00001 par value common stock.

                   "EFFECTIVENESS DATE" shall mean the date the registration statement required pursuant to the Subscription Agreement is required to be declared effective by the Commission.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                   "HOLDERS" shall mean the holders of shares of the Series B Preferred Stock.

                   "JUNIOR STOCK" shall mean any capital stock of the Company, including the Common Stock and any other series or class of the Company's Preferred or Common tock, now or hereafter authorized, ranking junior to the Series A Preferred Stock and Series B Preferred Stock with respect to dividends, distribution in liquidation or any other preferences, rights and powers.

                  "LIQUIDATION PREFERENCE" shall mean one thousand dollars ($1,000) per share of Series B Preferred Stock.

                  "PARITY STOCK" shall mean any capital stock of the Company ranking on parity with the Series B Preferred Stock with respect to dividends, distributions in liquidation and all other preferences, rights or powers.

                  "PERSON" shall mean any individual, firm, Company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "PRINCIPAL MARKET" means initially the over the counter Bulletin Board and shall also include the American Stock Exchange, New York Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.


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                  "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration
Rights Agreement, dated as of the date of the Subscription Agreement, to which the Company and the original Holder are parties, as amended, modified or supplements from time to time in accordance with its terms.

                  "SENIOR STOCK" shall mean any capital stock of the Company, ranking senior to the Series B Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

                  "SERIES A PREFERRED STOCK" shall mean the shares of preferred stock of the Company, $0.00001 par value per share, of which 3,000 shares are issued and outstanding.

                  "SET PRICE" shall mean $0.70 per share of Series B Preferred Stock, subject to adjustment per Section 7.

                  "SUBSCRIPTION AGREEMENT" means the Subscription Agreement dated November 21, 2003 among the Company and the parties named therein.

                  "TRADING DAY" means (a) a day on which the shares of Common Stock are traded on a Principal Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not quoted on a Principal Market, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean a Business Day.

                  "UNDERLYING SHARES" shall mean the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

                  "UNDERLYING SHARES REGISTRATION STATEMENT" means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a "selling stockholder" thereunder.

Section 3. RANKING. The Series B Preferred Stock shall, with respect to liquidation, dissolution or winding up, rank pari passu to the Series A Preferred Stock and rank senior to all other equity securities of the Company, including the Common Stock and any other series or class of the Company's preferred or common stock, now or hereafter authorized. The Series B Preferred Stock shall, with respect to dividends other than those declared pursuant to
Section 4(a) hereof, if any, and other such distributions, rank pari passu to the Series A Preferred Stock and senior to all other equity securities of the Company, including the Common Stock and any other series or class of the Company's preferred or common stock, now or hereafter authorized.

         Section 4. DIVIDENDS.

                  (a) SERIES B PREFERRED STOCK. The Company shall, to the extent it has legally available funds, declare and pay to each Holder cash dividends, at the rate of six percent (6%) of the Liquidation Preference per annum, non-compounded, on each outstanding share of Series B Preferred Stock. Dividends shall accrue daily in arrears, and be paid on the last Business Day of December

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and June each year commencing December 31, 2003. The Board of Directors of the
Company may fix a record date for the determination of Holders entitled to receive a payment of a dividend declared hereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof. All accrued but unpaid dividends shall entail a late fee at the rate of 18% per annum which will accrue daily, from the date such dividend is due through and including the date of payment. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Such dividends shall be cumulative commencing as of the Closing Date, shall be paid prior and in advance of payment of dividends on any other capital stock of the Company, and shall be paid on at least a semi-annual basis (and shall be calculated and paid for any pro rata portion of any six month period), and in all events prior to the payment of dividends on any other capital stock of the Company.

                  (b) COMMON STOCK. If any dividends or other distributions (including, without limitation, any distribution of cash, indebtedness, assets or other property, but excluding any dividend payable in shares of its Common Stock) on the Common Stock are so permitted and declared, such dividends shall be paid pro rata to the holders of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. The holders of Series A Preferred Stock and Series B Preferred Stock shall receive a dividend in an amount that would be payable to such holders assuming such shares had been converted, on the record date for determining the stockholders of the Company entitled to receive payment of such dividends, into the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock are then convertible.

         Section 5. VOTING RIGHTS.

                  (a) GENERAL. Except as otherwise required by law or provided in this Section 5, the holders of Series B Preferred Stock shall not be entitled to vote on matters submitted to the holders of Common Stock of the Company.

                  (b) SERIES VOTING RIGHTS. Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the Holders of more than 75% of the outstanding shares of the Series B Preferred Stock shall be necessary to (1) authorize or increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock or Parity Stock or any additional shares of Series B Preferred Stock, (2) authorize, adopt or approve any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series B Preferred Stock, alter or change the powers, preferences or rights of the shares of Series B Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be Senior Stock or Parity Stock, (3) amend, alter or repeal the Certificate of Incorporation or this Certificate of Designations so as to affect the shares of Series B Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Company or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock.


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         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock may be made, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid, on a pari passu basis, an amount equal to their respective liquidation preference of which, as to the Series B Preferred Stock, shall be an amount equal to the Liquidation Preference, plus any accrued but unpaid dividends pursuant to Section 4. After payment or setting apart of payment of the Series A Preferred Stock and Series B Preferred Stock preference, the holders of Common Stock shall be entitled to receive the remaining assets of the Company pro rata based upon the number of shares of Common Stock held.

                  (b) PRO RATA ALLOCATION. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit payment in full to such Holders of the sums which such Holders are entitled to receive in such case, then all of the assets available for distribution shall be distributed first to the Holders of the Series A Preferred Stock and Series B Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Neither the consolidation or merger of the Company into or with another company or companies, nor the sale of all or substantially all of the assets of the Company to another Company or any other entity shall be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

         Section 7. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

                  (a) RIGHT TO CONVERT. The outstanding shares of Series B Preferred Stock shall be convertible any time from the date of issuance, at the option of the Holders thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference plus all accrued but unpaid dividends by the Set Price, subject to adjustment as set forth in this Section 7.

                  (b) MECHANICS OF CONVERSION. (i) The Series B Preferred Stock, the Series B Preferred Stock shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in this Section 7 hereof). The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as ANNEX A (a "Notice of Conversion"), specifying therein the amount of Series B Preferred Stock to be converted and the date on which such conversion is to be effected (a "Conversion Date"). The Conversion Date shall be the date of the delivery of such Notice of Conversion or the deemed date of delivery of such Notice of Conversion pursuant to the notice provisions hereof. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is received by the Company. To effect conversions hereunder, the Holder shall not be required to physically surrender the certificates of the Series B

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Preferred Stock to the Company to the extent converted. Conversions hereunder shall have the effect of reducing the outstanding number of shares of Series B Preferred Stock in an amount equal to the amount set forth in the Notice of Conversion. The Holder and the Company shall maintain records showing the amount converted and the date of such conversions. The Company shall deliver any objection to any Notice of Conversion within three (3) Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Certificate of Designations, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the outstanding shares of Series B Preferred Stock, the number of outstanding shares of Series B Preferred Stock may be less than the amount initially issued to such Holder.

                           (ii) The Holder shall not have the right to convert
any portion of the Series B Preferred Stock, pursuant to this Section 7, or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence only, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of Series B Preferred Stock with respect to which the determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series B Preferred Stock beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other equity of the Company or any warrants to purchase Common Stock) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent the limitation contained in this section applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by the Holder) shall be in the sole discretion of such Holder; provided, however, that such limitation shall not apply in the even of a Forced Conversion pursuant to Section 8(c) hereof. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 7 may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Company, and the provisions of this Section 7 shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The parties acknowledge and agree that any method used for determining beneficial ownership hereunder may not be the same method used by the Company in determining beneficial ownership for federal securities law purposes.


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                           (iii) Not later than three (3) Trading Days after any
Conversion Date, the Company will deliver to the Holder a certificate or certificates representing the Underlying Shares representing the number of shares of Common Stock being acquired upon conversion of the Series B Preferred Stock. The Company shall, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth (5th) Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Series B Preferred Stock tendered for conversion.

                  (c) ANTI-DILUTION ADJUSTMENTS. The Set Price of the Series B Preferred Stock shall be adjusted from time to time in certain cases as follows:

                           (i) If the Company, at any time while shares of
Series B Preferred Stock are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any Underlying Shares),
(B) subdivide outstanding shares of Common Stock into a larger number of shares,
(C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares of capital stock, or (D) issue by reclassification of the Common Stock any shares of capital stock of the Company, then the Set Price shall be proportionately adjusted. Any adjustment made pursuant to this section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effectiveness date in the case of a subdivision, combination or re-classification.

                           (ii) If the Company, at any time while shares of
Series B Preferred Stock are outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock (the "Common Stock Equivalents") at a price per share less than the Set Price, the Set Price shall be reduced to equal the effective conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.


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                           (iii) If the Company, at any time while shares of
Series B Preferred Stock are outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue any Common Stock or Common Stock Equivalent entitling any Person to acquire shares of Common Stock, for an amount per share less than the then Set Price ("Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price which is less than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price), then the Set Price shall be reduced to equal the effective conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of the applicable reset price, exchange price, conversion price or other pricing terms.

                           (iv) If the Company, at any time while shares of
Series B Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or portion of its assets or rights or warrants to subscribe for or purchase any security for an amount less than the Set Price, then in each such case the Set Price shall be reduced to equal the effective conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                           (v) No adjustment of the Set Price shall be made if
the amount of such adjustment would result in a change in the Set Price per share of less than $.01, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Set Price in excess of $.01 per share. All calculations under this Section 7(c)(v) shall be made to the nearest cent, or the nearest 1/100th of a share, as the case may be. If the Company shall, at any time or from time to time, issue Common Stock by way of dividends on any stock of the Company or subdivide or combine the outstanding shares of the Common Stock, such amount of $.01 (as theretofore increased or decreased, if such amount shall have been adjusted in accordance with the provisions of this clause) shall forthwith be proportionately increased in the case of a combination or decreased in the case of a subdivision or stock dividend so as appropriately to reflect the same. Notwithstanding the provisions of the first sentence of this Section 7(c)(v), any adjustment postponed pursuant to this Section 7(c)(v) shall be made no later than the earlier of (a) two years from the date of the transaction that would, but for the provisions of the first sentence of this Section 7(c)(v), have required such adjustment and (b) the date of any conversion of the shares of Series B Preferred Stock.


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                           (vi) Whenever the Set Price is adjusted pursuant
hereto, the Company shall promptly mail to each Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                           (vii) If (A) the Company shall declare a dividend (or
any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (D) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series B Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effectiveness date of the proposed corporate action hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, approval, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, approval, rights or warrants, are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series B Preferred Stock during the 20-day period commencing the date of such notice to the effectiveness date of the proposed corporate action of the event triggering such notice.

                           (viii) If, at any time while shares of Series B
Preferred Stock are outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of Series B Preferred Stock, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Set Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration


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it receives upon any conversion of the Series B Preferred Stock following such
Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder new Series B Preferred Stock consistent with the foregoing provisions and evidencing the Holder's right to convert such Series B Preferred Stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

                           (ix) FRACTIONAL SHARES. Notwithstanding any other
provision of this Certificate of Designations, the Company shall not be required to issue fractions of shares upon conversion of any shares of Series B Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares of Common Stock, the Company shall pay therefore, at the time of any conversion of shares of Series B Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Set Price then in effect.

                           (x) Notwithstanding the foregoing, no adjustment will
be made under this Section 7 in respect of (A) the granting or issuance of shares of capital stock or of options to employees, officers, directors and consultants of the Company pursuant to any stock option plan agreement or arrangement duly adopted by the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) upon the exercise of the Series B Preferred Stock or of any other series or security issued by the Company in connection with the offer and sale of this Company's securities pursuant to the Subscription Agreement, or (C) upon the exercise of or conversion of any Common Stock Equivalents, rights, options or warrants issued and outstanding on the original date of issuance, provided such securities have not been amended since the date of the Subscription Agreement, except as a result of the Subscription Agreement or this Certificate of Designations, or (D) issuance of securities in connection with acquisitions, strategic investments, or strategic partnering arrangements, the primary purpose of which is not to raise capital.

                  (d) RESERVATION OF COMMON STOCK. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions contained herein) upon the conversion of the outstanding Series B Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue and when duly paid, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public resale in accordance with such Underlying Shares Registration Statement.

                  (e) NO CONVERSION CHARGE OR TAX. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary, stamp or similar taxes that may be payable in respect of the issuance or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Series B Preferred Stock so converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (f) NOTICES AND OTHER COMMUNICATIONS. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Chief Executive Officer of the Company, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 7. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on a Business Day, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any Business Day and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or
(iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 8. REDEMPTION AND FORCED CONVERSION OF SERIES B PREFERRED
STOCK.

                  (a) OPTIONAL REDEMPTION BY THE COMPANY. If after the Effectiveness Date, the Closing Price for any fifteen (15) consecutive Trading Day period (such period commencing only after the Effectiveness Date) exceeds $1.50 (the "Redemption Threshold Price"), the Company shall have the right to redeem (a "Redemption") no less than the entire amount of outstanding shares of Series B Preferred Stock then held by the Holder, at a cash price equal to 100% of the price paid for such shares, plus any interest, penalties and fees owing thereon (the "Optional Redemption Price"), upon providing notice to the Holder (the "Optional Redemption Notice") not less than twenty (20) days prior to the date of Redemption (the "Redemption Date"). The Redemption Threshold Price shall be subject to appropriate adjustment for stock splits, combinations and similar adjustments in the same manner as the Set Price pursuant to Section 7(c) hereof.

At any time prior to the Redemption Date, the Holder may convert any or all of the outstanding shares of Series B Preferred Stock then held. The Company may only effect Redemption if each of the following shall be true: (i) the Company shall have duly honored all conversions occurring by providing one or more Notices of Conversions to the Holder prior to the Optional Redemption Notice;
(ii) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future); (iii) the Common Stock is listed for trading on a Principal Market (and the Company believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future); (iv) all dividends and liquidated damages and other amounts owing in respect of the Series B Preferred Stock shall have been paid or will, concurrently with the Redemption, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Underlying Shares as are issuable to the Holder; and (vi) no public announcement of a pending or proposed Change of Control Transaction or Fundamental Transaction has occurred that has not been consummated. If any of the foregoing conditions shall cease to be in effect during the period between the Optional Redemption Notice and the Redemption Date, any Holder subject to such redemption may elect, by written notice to the Company given at any time after any of the foregoing conditions shall cease to be in effect, to invalidate, ab initio, such Redemption, notwithstanding anything herein contained to the contrary.

                  (b) REDEMPTION PROCEDURE. The Optional Redemption Price is due on the Redemption Date and payable only to holders of record of Series B Preferred Stock as of such date. If any portion of the Optional Redemption Price shall not be paid by the Company by the date such payment is due (i) interest shall accrue thereon at the rate of 10% per annum (or the maximum rate permitted by applicable law, whichever is less) until such Optional Redemption Price is paid in full and (ii) the Holders subject to such Redemption may elect, by written notice to the Company given at any time thereafter, to invalidate, ab initio, such Redemption, notwithstanding anything herein contained to the contrary. If a Holder elects to invalidate such Redemption, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of such Holder's notice of such election, return to such Holder all of the shares of Series B Preferred Stock for which the Optional Redemption Price shall not have been paid in full.

                  (c) FORCED CONVERSION. If after the Effectiveness Date, the Closing Price for any fifteen (15) consecutive Trading Day period (such period commencing only after the Effectiveness Date) exceeds the then Set Price by at least 300%, the Company may, within 2 Trading Days of any such period, deliver a notice to the Holder (a "Forced Conversion Notice" and the date such notice is received by the Holder, the "Forced Conversion Notice Date") to cause the Holder to immediately convert all or part (and if part, pro-rata in proportion to each Holders initial purchase of Series B Preferred Stock) of the then outstanding shares of the Series B Preferred Stock pursuant to Section 7 ("Forced Conversion"). At any time prior to the Forced Conversion Notice Date, the Holder may convert any or all of the shares of Series B Preferred Stock then held by such Holder. The Company may only effect Forced Conversion if each of the following shall be true: (i) the Company shall have duly honored all conversions occurring by providing one or more Notices of Conversions prior to the Forced Conversion Notice; (ii) there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future); (iii) the Common Stock is listed for trading on a Principal Market (and the Company believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future); (iv) all dividends and liquidated damages and other amounts owing in respect of the Series B Preferred Stock shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Underlying Shares as are issuable to the Holder; and (vi) no public announcement of a pending or proposed Change of Control Transaction or Fundamental Transaction has occurred that has not been consummated. If any of the foregoing conditions shall cease to be in effect prior to the Forced Conversion Notice Date, any Holder subject to such conversion may elect, by written notice to the Company given at any time after any of the foregoing conditions shall cease to be in effect, to invalidate, ab initio, such Forced Conversion, notwithstanding anything herein contained to the contrary.

                  (d) FUNDS AVAILABLE FOR REDEMPTION. For the purpose of determining whether funds are legally available for Redemption as provided herein, the Company shall value its assets at the highest amount permissible under applicable law. If on the Redemption Date funds of the Company legally available therefor shall be insufficient to redeem all the shares of Series B Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Company shall effect such Redemption, pro rata according to the total Redemption amount owed to each Holder as of the Redemption Date. The Redemption requirements provided hereby shall be continuous, so that if such requirement shall not be fully discharged, funds legally available shall be applied therefor until such requirements are fully discharged in accordance with the preceding sentence.

         Section 9. NOTICE OF CERTAIN EVENTS. In case the Company shall propose at any time or from time to time (A) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (B) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company which would, if consummated result in the mandatory conversion of shares of Series B Preferred Stock, or (E) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall mail to each Holder via first class mail at such Holder's address as it appears on the transfer books of the Company, a written notice of such proposed action, which shall specify (1) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or
(2) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) Business Days prior to the applicable record, determination or Effectiveness Date, specified in such notice.

         Section 10. CERTAIN REMEDIES. Any registered Holder shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such Holder may be entitled at law or in equity.

         Section 11. METHOD OF ELECTION. For purposes of this Certificate of Designations, any election required or allowed to be made by the majority of the Holders shall be effective upon receipt by the Company of the written consent of a majority of such Holders.

         Section 12. STATUS OF REACQUIRED SHARES. Shares of Series B Preferred Stock which have been issued and converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and delivered as of the day and year first above written.


                                        VIRTGAME CORP.


                                        By:
                                            ------------------------------------
                                            Bruce Merati
                                            Chief Executive Officer

STATE OF CALIFORNIA        )
                           ) SS.
COUNTY OF SAN DIEGO        )



         On ___________________, before me, ______________________, Notary
Public, personally appeared Bruce Merati, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.



                                                  ------------------------------
                                                  Notary Public
(Seal)

                                     ANNEX A

                              NOTICE OF CONVERSION


The undersigned hereby elects to convert shares of Series B Convertible Preferred Stock, $0.00001 par value per share (the "Preferred Stock") of VirtGame Corp. (the "Company") into shares of common stock, $0.00001 par value per share (the "Common Stock"), of the Company according to the conditions hereof, as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and deliver such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion, the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 7 of this Certificate of Designations.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
                                            Date to Effect Conversion:

                                            Number of shares of Preferred Stock
to be Converted:

                                            Number of shares of Common Stock to
be issued:

                                            Shares to be issued in the name of:


                                            Signature:

                                            Name:

                                            Address:


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